[SHUMAKER, LOOP AND KENDRICK, LLP LETTERHEAD]

[FORM OF OPINION]

[    ], 2010

Quality Distribution, Inc.

4041 Park Oaks Boulevard

Suite 200

Tampa, FL 33610

Ladies and Gentlemen:

We have acted as special counsel to Quality Distribution, Inc. (the “Company”) in connection with the Registration Statement on Form S-1, File No. 333-166407 (the “Registration Statement”), initially filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on April 30, 2010, as amended, relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of up to [—] shares of common stock, no par value, of the Company (the “Shares”). In connection with the following opinion, we have examined such documents, records, certificates, statements and instruments, the authenticity of which we have assumed, as we have deemed necessary and appropriate to render the opinion herein set forth.

Based upon and subject to the foregoing, it is our opinion that the Shares, when and if issued and sold by the Company in the manner set forth in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

                         Very truly yours,

                         Shumaker, Loop & Kendrick, LLP